                                                                    Exhibit 99.1

IGEN INTERNATIONAL, INC.
--------------------------------------------------------------------------------

16020 Industrial Drive, Gaithersburg, Maryland  20877 USA             Phone:  (301) 984-8000,  Fax:  (301) 208-3798

FOR IMMEDIATE RELEASE

CONTACT:

George Migausky                                                   Trout Group/BMC Com.
Vice President and                                                Jonathan Fassberg (investors), ext. 16
Chief Financial Officer                                           Brad Miles (media), ext. 17
(301) 984-8000                                                    (212) 477-9007


                IGEN SUCCESSFULLY COMPLETES $35 MILLION FINANCING

GAITHERSBURG, MD - JANUARY 12, 2000 - IGEN International, Inc. (NASDAQ: IGEN) today announced that it has completed a private placement of $35 million principal amount of 5% Subordinated Convertible Debentures due 2005. The Debentures are convertible into IGEN common stock at $31 per share, which represented a 10% premium on the trailing average closing prices for a 25 trading day period prior to the pricing of the financing. As part of this financing the Company also issued warrants to purchase 282,258 shares of IGEN common stock at the conversion price.

The Company plans to use the proceeds from this financing to support the continued launch of the M-SERIES-TM- System, including an increase in assay development capabilities for genomics target screening, to advance other product programs, and for capital expenditures and other working capital purposes.

As part of this transaction, IGEN signed a registration rights agreement under which it will register the shares of common stock issuable upon the conversion of the Debentures and Warrants. This summary of the terms of the Debentures and Warrants is not intended to be a complete summary of the terms of such securities. Copies of the documents related to the financing are being filed with U.S. Securities and Exchange Commission later today.

Neither the Debentures nor the Warrants have been registered under the Securities Act of 1933, as amended, or applicable state securities laws, and unless so registered, may not be offered or sold in the United States, except pursuant to an applicable exemption from the registration requirements of the Securities Act of 1933, as amended, and applicable state securities law. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the Debentures or Warrants.

STATEMENTS IN THIS RELEASE, INCLUDING THOSE THAT RELATE TO USE OF PROCEEDS, NEW PRODUCT PLANS, AND BUSINESS PROSPECTS ARE FORWARD-LOOKING STATEMENTS. ACTUAL RESULTS MIGHT DIFFER MATERIALLY FROM THESE STATEMENTS DUE TO RISKS AND UNCERTAINTIES, INCLUDING THE IMPACT OF COMPETITIVE PRODUCTS AND PRICING, THE MARKET ACCEPTANCE OF NEW PRODUCTS AND MARKET CONDITIONS. A MORE DETAILED DESCRIPTION OF THESE RISKS APPLICABLE TO IGEN APPEARS IN IGEN'S ANNUAL

REPORT ON FORM 10-K FOR THE YEAR ENDED MARCH 31, 1999, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AND AVAILABLE UPON REQUEST FROM IGEN. IGEN DISCLAIMS ANY INTENT OR OBLIGATION TO UPDATE THESE FORWARD LOOKING STATEMENTS.

IGEN and ORIGEN are registered trademarks of IGEN International, Inc. M-SERIES is a trademark of IGEN International, Inc.

# # #